Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A and to the use of our report dated February 27, 2025 on the financial statements and financial highlights of Guinness Atkinson Asia Focus Fund, Guinness Atkinson China & Hong Kong Fund, Guinness Atkinson Global Innovators Fund, Guinness Atkinson Global Energy Fund, Guinness Atkinson Alternative Energy Fund, SmartETFs Smart Transportation & Technology ETF, SmartETFs Sustainable Energy II ETF, SmartETFs Asia Pacific Dividend Builder ETF and SmartETFs Dividend Builder ETF each a series of Guinness Atkinson Funds, appearing in Form N-CSR for the year ended December 31, 2024, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 30, 2025